Exhibit 10.17

Rowena Ricalde
December 14th, 2021 Dear Rowena,

As discussed, I am writing to confirm your title change and compensation adjustment. Ahead of that it goes without saying I am absolutely delighted for you; this is a real testament to your commitment and hard work. Congratulations!

Effective January 1st, 2022, your title will change to VP Global Accounting and Control, your salary increased to $220,000 and your bonus % eligibility increased to 25%. This increase is inclusive of the 2022 review and all other details of your employment remain the same.

To confirm acceptance of these changes, please sign below and return a copy to Vivianne Mohan in the people team.

Rowena, congratulations, and if you need any clarification on the content of this letter, please do not hesitate to let me know.
Bets wishes, Kevin Benmoussa
Global Chief Financial Officer

Manager signature;

/s/ Kevin Benmoussa
Employee signature; /s/ Rowena Ricalde DATE;

1/12/2022